Exhibit 10.4

June 22, 2011

Re:	Change of Control and Severance Agreements

Dear Michael S. Perry, DVM, Ph.D.:

You are currently a party to a change of control agreement and a severance agreement with Poniard Pharmaceuticals, Inc. (the “Company”) that provides for certain severance benefits upon a qualifying termination of employment with the Company. This letter is to inform you how your benefits under these agreements will be handled, and in some cases increased, in connection with the proposed merger by and among the Company, FV Acquisition Corp. and Allozyne, Inc. (the “Proposed Merger”).

Severance Agreement

Termination of Employment Prior to Consummation of the Proposed Merger. In the event of a qualifying termination of employment prior to consummation of the Proposed Merger, you will be eligible to receive the benefits in the amounts and at the time(s) set forth in your severance agreement (including any amendments thereto). Your outstanding stock options and restricted stock units also will become fully vested in the event of such termination of employment by the Company, even though this is not required by your severance agreement.

Section 5.1(b) of your severance agreement provides that the Company will pay premiums for you and your family members for continued medical coverage under COBRA, referred to as “COBRA Continuation” in your severance agreement. Under the federal rules for COBRA eligibility applicable to the Company, you are not eligible to receive continued medical coverage under COBRA following a termination of employment at the Company, but the Company agrees to pay you the amount that the Company would have paid for you and your family members (at the applicable COBRA rate), had you been eligible for payment of such amounts under your severance agreement (the “COBRA Equivalent Payment”). Such amounts will be paid in accordance with the terms of your severance agreement.

Change of Control Agreement

Termination of Employment at or following Consummation of the Proposed Merger. In the event of a qualifying termination of employment at or following consummation of the Proposed Merger, you will be eligible to receive the benefits in the amounts and at the time(s) set forth in your change of control agreement. Your outstanding stock options and restricted stock units also will become fully vested upon consummation of the Proposed Merger, even though this is not required by your change of control agreement.

In the event of such a qualifying termination of employment, the Company also agrees to pay you, within ten days thereafter, a lump sum amount equal to the COBRA Equivalent Payment that otherwise would have been paid by the Company for COBRA continuation coverage for you and your family members (at the applicable COBRA rate), had you been eligible for payment of such amounts under your change of control agreement (the “COBRA Equivalent Amount”), as well as the other amounts payable under your change of control agreement.

Termination of Employment prior to Consummation of Proposed Merger. In the event of a qualifying termination of employment prior to consummation of the Proposed Merger and the Proposed Merger is consummated, you will be eligible to receive, in connection with consummation of the Proposed Merger, the difference between the amounts paid under your severance agreement as of such date and the amounts that would have been payable to you under your change of control agreement, including the COBRA Equivalent Amount. Accordingly, subject to consummation of the Proposed Merger, you will receive the same total amount in severance that would have been payable to you under your change of control agreement (notwithstanding an earlier termination of employment). In the event the Proposed Merger is not consummated, you will not be eligible for these amounts.

In all other respects not addressed above, the terms and conditions of the change of control agreement and the severance agreement to which you are a party remain in full force and effect, including that all amounts payable thereunder are subject to all applicable withholding taxes.

Please acknowledge your acceptance and understanding to the foregoing by signing below and returning a signed original of this letter to my attention as soon as possible.

Sincerely,

/s/ Ronald A. Martell
Ronald A. Martell
Chief Executive Officer

Accepted and Agreed:

/s/ Michael S. Perry
Signature

Michael S. Perry, DVM, Ph.D
Print Name